EXHIBIT 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, ACCEPTABLE TO BORROWER’S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

SECOND AMENDED AND RESTATED
REVOLVING PROMISSORY NOTE

Issuance Date: June 10, 2013	US$680,000

Effective Date: June 10, 2013

FOR VALUE RECEIVED, REDFIN NETWORK, INC., a corporation incorporated under the laws of the State of Nevada, whose address is 1500 West Cypress Creek Road, Suite 411, Fort Lauderdale, FL 33309 (the “Borrower”), promises to pay to the order of TCA GLOBAL CREDIT MASTER FUND, LP, a limited partnership organized and existing under the laws of the Cayman Islands (hereinafter, together with any holder hereof, the “Lender”), whose address is 1404 Rodman Street, Hollywood, Florida 33020, on or before the Revolving Loan Maturity Date, the lesser of: (i) Six Hundred Eighty Thousand and No/100 United States Dollars (US$680,000); or (ii) the aggregate principal amount outstanding under and pursuant to that certain senior secured revolving credit facility agreement, dated as of September 30, 2012, as amended by amendment no. 1 thereto, dated as of November 30, 2012, and as further amended by amendment no. 2 thereto, dated as of June 10, 2013, executed by and between the Borrower and the Lender (as amended, supplemented or modified from time to time, the “Credit Agreement”), together with interest (computed on the actual number of days elapsed on the basis of a 360 day year) on the aggregate principal amount outstanding from time to time. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

This Second Amended and Restated Revolving Promissory Note (this “Note”) amends, restates and replaces, in its entirely, that certain Amended and Restated Revolving Promissory Note, dated November 30, 2012, issued by the Borrower in favor of the Lender, pursuant to which the Borrower promised to pay the principal amount of Three Hundred Eighty Thousand United States Dollars (US$380,000), subject to the terms and conditions therein contained, to the Lender.

This Note evidences a portion of the aggregate Revolving Loans being advanced and which may be advanced to the Borrower under and pursuant to the Credit Agreement, to which reference is hereby made for a statement of the terms and conditions under which the Revolving Loan Maturity Date or any payment hereon may be accelerated.  The holder of this Note is entitled to all of the benefits and security provided for in the Loan Documents.  This Note shall be repaid by Borrower, or any person liable for the payment of this Note, on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of the Credit Agreement.

Principal and interest shall be paid to Lender as set forth in the Credit Agreement, or at such other place as the holder of this Note shall designate in writing to the Borrower.  Each Revolving Loan made by Lender, and all payments on account of the principal and interest thereof shall be recorded on the books and records of Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of Lender, shall be rebuttable presumptive evidence of the principal amount owing hereunder.

Except for such notices as may be required under the terms of the Credit Agreement, the Borrower, or any person liable for the payment of this Note, waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence.

Borrower shall be solely responsible for the payment of any and all documentary stamps and other taxes applicable to the full face amount of this Note.

The Revolving Loan evidenced hereby has been made and/or issued and this Note has been delivered at Lender’s main office set forth above.  This Note shall be governed and construed in accordance with the laws of the State of Nevada, in which state it shall be performed, and shall be binding upon, or any person liable for the payment of this Note, and its legal representatives, successors, and assigns.  Wherever possible, each provision of the Credit Agreement and this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement or this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of the Credit Agreement or this Note.

Nothing herein contained, nor in any instrument or transaction relating hereto, shall be construed or so operate as to require the Borrower, or any person liable for the payment of this Note, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law.  By acceptance hereof, Lender hereby warrants and represents to Borrower, or any person liable for the payment of this Note, that Lender has no intention of charging a usurious rate of interest.  Should any interest or other charges paid by Borrower, or any parties liable for the payments made pursuant to this Note, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, any and all such excess shall be and the same is hereby waived by the holder hereof.  Lender shall make adjustments in the Note or Credit Agreement, as applicable, as necessary to ensure that Borrower, or any person liable for the payment of this Note, will not be required to pay further interest in excess of the amount permitted by Nevada law.  All such excess shall be automatically credited against and in reduction of the outstanding principal balance.  Any portion of such excess which exceeds the outstanding principal balance shall be paid by the holder hereof to the Borrower and any parties liable for the payment of this Note, it being the intent of the parties hereto that under no circumstances shall Borrower, or any party liable for the payments hereunder, be required to pay interest in excess of the highest rate permissible under applicable law.

Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date set forth above.

BORROWER:

REDFIN NETWORK, INC.

By: ______________________________
Name:
Title:

LENDER:

TCA GLOBAL CREDIT MASTER FUND, LP

By: TCA Global Credit Fund GP, Ltd.
Its:  General Partner

By: _______________________________
Name:  Robert Press
Title:  Director